                                                      Filed Under Rule 424(b)(3)
                                                           File Number 333-95545

                   Prospectus Supplement Dated August 29, 2000
                                       to
                         Prospectus Dated April 27, 2000

                                  iVILLAGE INC.

         The table set forth in the Section of the prospectus entitled "Selling Stockholders" is hereby updated to reflect the transfer of certain shares of common stock from Michael Steven Klein to certain entities. As a result of such transfer, certain entities became beneficial owners of common stock of iVillage, as set forth below:


                                        Before the Offering                                          After the Offering
                                  ---------------------------------                               ------------------------
                                                     Percent of     Number of       Number of                 Percent of
                                                     Shares         Shares          Remaining                 Shares
                                                     Beneficially   Already Sold    Shares        Number of   Beneficially
Name of Beneficial Owner (1)      Number of Shares   Owned          in Offering     Offered       Shares (2)  Owned
----------------------------      ----------------   ------------   ------------    ---------     ----------  ------------
Redefining Progress .........           1,625              *              --           1,625          --           *
Rainforest Action Network ...           2,160              *              --           2,160          --           *

------------------------------------
* less than one percent

(1) Except as indicated by footnote and subject to applicable community property laws and except for shares deposited into escrow with Continental Stock Transfer and Trust Company, the persons named in the table have sole voting and investment power with respect to the shares of common stock owned by them.

(2) The shares owned after the offering, assuming the sale by the selling stockholders of all the shares offered for sale under this prospectus, are subject to escrow arrangements with iVillage.